Exhibit 99.1

                            FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Completes and Publishes a Clinical Study for the Development and Validation of a PCR Assay for the Diagnosis of Bacterial Vaginosis

Burlington, NC, August 7, 2012 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the publication in the July 2012 Journal of Clinical Microbiology of a clinical study that supports validation of a new clinical diagnostic test for bacterial vaginosis. These studies were completed under IRB approval in collaboration with the Department of Medicine, University of Alabama at Birmingham School of Medicine, and the article was co-authored by physicians and scientists from both organizations.

During the study, quantitative PCR assays were developed for 4 organisms reported previously to be useful positive indicators for the diagnosis of bacterial vaginosis (BV) and a single organism that had been implicated as a negative indicator for BV. A total of 402 women were enrolled in the study between April and October 2011.

The new test, which is called Bacterial Vaginosis, is currently available as part of the NuSwabsm series of tests. In 2011, LabCorp introduced NuSwab as a single collection device that improves the convenience and efficacy of sample collection for clinically validated test profiles for targeted women's health clinical conditions. The tests are configured to be cost-effective for payers and patients, while providing high quality results to guide diagnosis & treatment.

“Bacterial vaginosis is a common condition, but physicians have limited tools to diagnose it properly,” said Dr. Mark Brecher, LabCorp's Chief Medical Officer. “This test will help physicians diagnose BV with more specificity and provide better care. Patients are seeing demonstrable benefits from the NuSwab tests, and we will continue to enhance our NuSwab offerings to support better patient care.”

This enhancement to LabCorp's test menu is an adjunct to its broad women's health test options, including tests that focus on both screening and diagnosis of disease. In addition to its women's health services, LabCorp offers a comprehensive menu of individual tests and test combinations to address specific patient needs.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2011, and subsequent SEC filings.

###